UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2020

Vince Holding Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36212	75-3264870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue – 20th Floor New York, New York 10110		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 944-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	VNCE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Conditions.

Vince Holding Corp. (the “Company”) expects to exceed its outlook for operating earnings for the fiscal year ended February 1, 2020 previously provided in an investor presentation dated January 13, 2020 (the “Investor Presentation”), largely due to the strong momentum in the Vince brand.  The Company is currently in the process of completing its year-end reporting procedures as described in detail below. Given the uncertainty resulting from the global spread of the novel coronavirus (“COVID-19”) pandemic and subsequent economic impact, the Company has withdrawn its financial outlook for and beyond fiscal year ending January 31, 2021 provided in the Investor Presentation, and is not providing further guidance at this time.

The information which the registrant furnished in this item is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Registration statements or other documents filed with the Securities and Exchange Commission shall not incorporate this information by reference, except as otherwise expressly stated in such filing.

Item 7.01 Regulation FD Disclosure.

The Securities and Exchange Commission (the “SEC”) has issued an Order under Section 36 of the Securities Exchange Act of 1934 Modifying Exemptions From the Reporting and Proxy Delivery Requirements for Public Companies, dated March 25, 2020 (Release No. 34-88465) (the “Order”), which provides conditional relief to public companies that are unable to timely comply with their filing obligations as a result of the COVID-19 pandemic.

The Company is filing this Current Report on Form 8-K to report that it is postponing the filing date of its Annual Report on Form 10-K for the fiscal year ended February 1, 2020 (the “Annual Report”) in reliance on the Order.

COVID-19 has caused significant disruptions to the Company’s business and operations, as it has to many other retailers, including continued closures of all retail stores and furloughs of all store associates as well as a significant portion of its corporate associates, including some of its finance staff, with remaining personnel working remotely. The Company’s management and staff are devoting significant time and attention to assess the impact of COVID-19 on the Company’s operations and financial position and to develop operational and financial plans to address those matters, including operational adjustments and discussions with our lenders to address compliance under our credit agreements. Because of this, the Company’s resources, which have already been significantly reduced after the furloughs, are diverted from completing certain tasks necessary to file the Annual Report by May 1, 2020, its original due date. Notwithstanding the foregoing, the Company expects to file the Annual Report no later than 45 days from May 1, 2020.

The information which the registrant furnished in this item is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Registration statements or other documents filed with the Securities and Exchange Commission shall not incorporate this information by reference, except as otherwise expressly stated in such filing.

Item 8.01 Other Events.

The Company is supplementing its previously disclosed risk factors as follows:

The COVID-19 pandemic has adversely affected, and is expected to continue to adversely affect, our business, financial condition, cash flow, liquidity and results of operations.

The spread of COVID-19, which was declared a pandemic by the World Health Organization in March 2020, has caused state and municipal public officials to mandate jurisdiction-wide curfews, including “shelter-in-place” and closures of most non-essential businesses as well as other measures to mitigate the spread of the virus. In response to those actions, we were forced to shut down all of our domestic and international retail locations alongside other retailers and all of our wholesale partners have also shuttered their retail locations, which has resulted in a sharp decline in our revenue and ability to generate cash flows from operations.  These and other impacts of COVID-19 have affected, and are expected to continue to adversely affect, the Company’s business, financial condition, cash flow, liquidity and results of operations. Although we have taken, and are in the process of taking, various measures in response to COVID-19, including furloughs of our employees, salary and board retainer fee reductions, discussions with our landlords, and in light of  the associated negative impact on our adjusted EBITDA that we expect, discussions with our lenders to address compliance under our credit agreements and other operational adjustments, there can be no assurance that these measures will prove successful. We are also unable to predict the extent of the adverse impact from COVID-19 as the duration of the pandemic or the adverse effect on our business operations after the pandemic is contained remain unknown.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINCE HOLDING CORP.

Date: April 27, 2020	By:	/s/ David Stefko
David Stefko
Executive Vice President, Chief Financial Officer